Exhibit 5.1

545 Washington Boulevard

Jersey City, NJ 07310-1686

www.verisk.com

Kathlyn Card Beckles

Executive Vice President and General Counsel

and Corporate Secretary,

t 201.469.2992

f 201.932.2982

Kathlyn.CardBeckles@verisk.com

May 20, 2021

Securities and Exchange Commission

450 Fifth Street

Washington, D.C. 20549

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Corporate Secretary of Verisk Analytics, Inc., a Delaware corporation (the “Company”), and have acted as counsel in connection with the filing of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to 16,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share, deliverable pursuant to the Verisk Analytics, Inc. 2021 Equity Incentive Plan (the “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary for the purposes of rendering the opinion expressed herein.

Upon the basis of the foregoing, I am of the opinion that the Shares, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Kathy Card Beckles, Esq.

Kathy Card Beckles, Esq.
Executive Vice President, General Counsel and Corporate Secretary